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                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549

                            -------------------

                                SCHEDULE 14A
                               (Rule 14a-101)

                  INFORMATION REQUIRED IN PROXY STATEMENT

                          SCHEDULE 14A INFORMATION
              PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

                               -------------
                            (Amendment No. ___)

[_]  Filed by the Registrant
[x]  Filed by a Party other than the Registrant

Check the appropriate box:

[_]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement
[x]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                        TESORO PETROLEUM CORPORATION
---------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)

             The Stockholders' Committee for New Management of
                        Tesoro Petroleum Corporation
---------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE  (Check the appropriate box):
[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-
     6(i)(2) or Item 22(a)(2) of Schedule 14A.
[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:
     2)   Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.):
     4)   Proposed maximum aggregate value of transaction:
     5)   Total fee paid:

[x]  Fee paid previously with preliminary materials.
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid: $
     2)  Form, Schedule or Registration Statement No.:
     3)  Filing Party:
     4)  Date Filed:


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                        THE STOCKHOLDERS' COMMITTEE FOR
                 NEW MANAGEMENT OF TESORO PETROLEUM CORPORATION


                                  PRESS RELEASE


                              FOR IMMEDIATE RELEASE
                              ---------------------

     Contact:  Whelan Management Corp. (203) 435-5020


              STOCKHOLDERS' COMMITTEE FOR NEW MANAGEMENT OF TESORO PETROLEUM CORPORATION RESPONDS TO CLAIMS MADE BY TESORO'S BOARD


               Lakeville, Connecticut, March 22, 1996 ...  The
     Stockholders' Committee for New Management of Tesoro Petroleum Corporation (the "Committee") today responded to claims made by the Board of Tesoro Petroleum Corporation ("Tesoro").

                  THIS FIGHT IS ABOUT THE PRICE OF TESORO STOCK
                  ---------------------------------------------
               The price of Tesoro's Common Stock is down from a high of $12-3/8 per share on March 14, 1994, to $8 3/8 per share yesterday, having traded as low as $8 per share last week. Petroleum Research Group, Inc. ("PRG"), an independent research firm, publishes peer group market performance analyses of companies in the oil and gas industry. Based on a peer group of 142 oil and gas companies and changes in their respective stock prices and payments of dividends, if any, PRG ranked Tesoro 115th (IN THE BOTTOM 20TH PERCENTILE) based on Tesoro's negative 6.8% return to stockholders in 1995. Meanwhile, PRG reported that, in 1995, the oil and gas industry averaged a 27.4% return to stockholders, while the Dow Jones Industrial Average and the S&P 500 index were both UP in excess of 35% (including dividends). Through March 19, 1996, based on a peer group of 141 oil and gas companies, PRG ranked Tesoro 108th (IN THE BOTTOM 25TH PERCENTILE) based on its 4.3% decline in stock price, while the peer group averaged a 2% stock price appreciation, the Dow Jones Industrial Average was up 10.8% and the S&P 500 index was UP 5.8%. (1)

                          WHAT THIS FIGHT IS NOT ABOUT
                          ----------------------------
               Tesoro management and its Board would have you believe that the price of Tesoro stock has underperformed during their "watch" due somehow to alleged "interference" by Kevin Flannery, a member of the Committee, in negotiations between Tesoro and Tennessee Gas to settle pending litigation. WHAT TESORO FAILS TO TELL YOU IS THAT MR. FLANNERY TOLD TESORO'S THEN-CEO MIKE BURKE AND THEN-EXECUTIVE COMMITTEE CHAIRMAN STEVEN GRAPSTEIN ABOUT HIS EFFORTS IN 1995 TO BRING ABOUT AN ACQUISITION OF TESORO BY TENNESSEE GAS OR ITS PARENT TENNECO INC.

-------------------------


     (1) The Committee does not have the consent of the Petroleum Research Group, Inc. to use the information contained herein derived from "PRG's 1995 Year-End Review: Peer Group Performance & Company Rankings," Values in Petroleum Monthly (Jan. 12, 1996)
                          ---------------------------
     and its peer group rankings dated March 19, 1996.


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               Tesoro management and its Board would also have you believe that this battle for the destiny of our company is about a "fee" or "commission" for Mr. Flannery from Tesoro for some kind of transaction involving Tesoro or its assets. IT ISN'T - IT'S ABOUT THE PRICE OF
                                      ----------------------------------
     TESORO'S COMMON STOCK.  LET'S SET THE RECORD STRAIGHT:  MR. FLANNERY
     ---------------------
     HAS NO ARRANGEMENT OR UNDERSTANDING REGARDING A FEE, COMMISSION OR OTHER COMPENSATION FROM TESORO OR ANYONE ELSE FOR ANY TRANSACTION INVOLVING TESORO'S ASSETS OR STOCK.

     THE COMMITTEE HOPES STOCKHOLDERS WILL FOCUS ON THEIR RETURN ON INVESTMENT IN TESORO'S COMMON STOCK AND NOT BE DIVERTED BY THE "SMOKE" AND CONTINUED PROMISES FROM TESORO MANAGEMENT.

     ======================================================================

       The Committee's Consent Solicitation
       ------------------------------------
                 The Committee is conducting a consent solicitation to remove all of the present members of the Board of Directors of Tesoro and to elect George F. Baker, Gale L. Galloway, Alan J. Kaufman, M.D., James H. Stone and Douglas B. Thompson as directors of Tesoro.

       Executing a White Consent Card
       ------------------------------
            The Committee urges stockholders to consent to the removal of the Board and the election of the Committee Nominees by marking, signing, dating and returning promptly the WHITE Consent Cards distributed with its Consent Solicitation Statement.

            If stockholders have any questions about completing or signing the WHITE Consent Card or require assistance, including assistance in assuring that shares held by brokers or other nominees are voted, stockholders are requested to call Morrow & Co., Inc. at (800) 634-4458.

     =====================================================================




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